Ohio National Fund, Inc.

December 31, 2022

Section 906 Certifications

Thomas G. Mooney and R. Todd Brockman, respectively, the Principal Executive Officer and Principal Financial Officer of Ohio National Fund, Inc. (the “Registrant”), each certify to the best of his or her knowledge and belief that:

1.	The Registrant’s report on Form N-CSR for December 31, 2022 fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

March 6, 2023	March 6, 2023

Date	Date

/s/ Thomas G. Mooney	/s/ R. Todd Brockman

Thomas G. Mooney	R. Todd Brockman
Interim President (Principal Executive Officer)	Treasurer (Principal Financial Officer)
Ohio National Fund, Inc.	Ohio National Fund, Inc.